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                                                                    Exhibit 99.9

                        SUBSCRIPTION AGENT AGREEMENT

                  This SUBSCRIPTION AGENT AGREEMENT (the "Agreement") is made and entered into as of ______, 2001, by and between CBNY INVESTMENT SERVICES CORP., a New York corporation (the "Company"), and SANDLER O'NEILL SHAREHOLDER SERVICES, a division of Sandler O'Neill & Partners, L.P. a Delaware partnership (the "Subscription Agent"), with reference to the following:

                  A. The Company has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively the "Securities Act"), a Registration Statement on Form S-1, No. 333-61212 (in the form in which it first becomes effective under the Securities Act, and as it may thereafter be amended, the "Registration Statement"), relating to the proposed distribution by the Company of nontransferable subscription rights (the "Rights") to holders of record ("Record Holders") of shares of common stock, $5.00 par value, of the Commercial Bank of New York (the "CBNY Common Stock") as of the close of business on __________, 2001 (the "Record Date"), at a rate of one Right for every five (5) shares of CBNY Common Stock held on the Record Date, and the proposed sale of up to 1,060,000 newly-issued shares (the "Underlying Shares") of common stock (the "Company Common Stock"), par value $1.00 per share of the Company, in connection with the exercise of Rights (collectively, the "Rights Offering").

                  B. Holders of Rights ("Rights Holders") will be entitled to subscribe to purchase one Underlying Share for each Right (the "Basic Subscription Privilege") at a price of $10.00 per share (the "Subscription Price"), which price will be set forth in the prospectus which forms a part of the Registration Statement (in the form in which the Registration Statement first becomes effective, and as thereafter amended or supplemented, the "Prospectus").

                  C. Rights Holders who exercise the Basic Subscription Privilege in full will also be entitled to subscribe at the Subscription Price (the "Oversubscription Privilege") to purchase additional Underlying Shares, if any, remaining after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege (the "Excess Underlying Shares").

                  D. The Company wishes the Subscription Agent to act on its behalf in connection with the Rights Offering as set forth herein, and the Subscription Agent is willing so to act.

                  NOW, THEREFORE, the parties hereby agree as follows:

                  Section 1. Appointment of Subscription Agent. The Company hereby appoints the Subscription Agent to act as agent in accordance with the instructions set forth in this Agreement, and the Subscription Agent hereby accepts such appointment and shall take such actions as may be necessary to effectuate the terms of this Agreement. The Company may from time to time appoint such co-agents as it may deem necessary or desirable.

                  Section 2. Distribution of Rights. The Company has authorized the distribution of the Rights and, following the effectiveness of the Registration Statement and the Record Date, will issue such Rights to Record Holders as contemplated by the Registration Statement and the Prospectus. The Company will notify promptly the Subscription Agent upon the effectiveness of the Registration Statement. The Company will cause American Stock Transfer & Trust Company, as transfer agent and registrar for the CBNY Common Stock (the "Transfer Agent"), to provide such assistance as the Subscription Agent may require to effect the distribution of the Rights to Record Holders, including assistance in determining the number of Rights to be distributed to each such Record Holder (including Rights distributed to Record Holders on behalf of beneficial owners holding through such Record Holders pursuant to the provisions for rounding down fractional Rights set forth in Section 5(a), below). The Subscription Agent will provide assistance in distributing the Prospectus, the Subscription Right Certificates evidencing the Rights (the "Subscription Right Certificates"), the Instructions for Use of CBNY Investment Services Corp. Rights Certificates (the "Instructions") and all other ancillary documents relating to the Rights Offering to Record Holders. The Subscription Right Certificates and the Instructions will be substantially in the forms attached hereto as Exhibits A and B, respectively.

                  Section 3. Oversubscription Privilege. If there are insufficient Excess Underlying Shares to satisfy all exercised Oversubscription Privileges, Excess Underlying Shares will be allocated among Rights Holders, including banks, brokers, trustees or other nominees (a "Qualified Financial Institution") that hold Rights for beneficial owners, who exercise the Oversubscription Privilege. Subject to the possible reduction described in Section 7(g) below, Excess Underlying Shares will be allocated pro rata among such Rights Holders based on the number of shares of CBNY Common Stock held by each such Rights Holder as of the Record Date as a percentage of the aggregate number of shares of CBNY Common Stock owned by the Rights Holders participating in the oversubscription as of such date. To the extent that such allocation results in any Rights Holder being allocated more Excess Underlying Shares than such Rights Holder subscribed for pursuant to the Oversubscription Privilege, then such Rights Holder will be allocated only the number of Excess Underlying Shares subscribed for, and the remaining Excess Underlying Shares will be similarly and successively reallocated among all other Rights Holders exercising the Oversubscription Privilege. It will be the responsibility of Rights Holders to allocate prorated Excess Underlying Shares among any beneficial owners for which such Rights Holders are acting.

                  Section 4. Signature and Registration.

                       (a) The Subscription Right Certificates will be executed on behalf of the Company by its President, Chairman of the Board or Chief Executive Officer and by its Secretary, an Assistant Secretary or Chief Financial Officer by facsimile signature. Any Subscription Right
Certificate may be signed on behalf of the Company by any person who, at the actual date of execution of such facsimile signature, is a proper officer of the Company to sign such Subscription Right Certificate, even if at the date of the execution of this Agreement or the date of actual issuance of such certificate such person is not such an officer.

                        (b) The Subscription Agent will keep or cause to be kept, at its principal offices in the State of New York, books for registration and transfer of the Rights issued hereunder. Such books will show the names and addresses of the respective Rights Holders and the number of Rights evidenced by each outstanding Subscription Right Certificate.

                  Section 5. Division, Combination and Exchange of Subscription Right Certificates; Mutilated, Destroyed, Lost or Stolen Subscription Right Certificates.

                       (a) Subject to the provisions of Section 9 hereof, any Subscription Right Certificate, or any two or more Subscription Right Certificates, may be divided, combined or exchanged for any number of Subscription Right Certificates or for a single Subscription Right certificate of different denominations; provided, however, that the aggregate number of Rights evidenced by the Subscription Right Certificate or Certificates so issued does not exceed the aggregate number of Rights evidenced by the Subscription Right Certificate or Certificates surrendered in exchange therefor. No Subscription Right Certificates evidencing fractional Rights will be issued upon division, combination or exchange of other Subscription Right Certificates, and any instructions to divide, combine or exchange Subscription Rights Certificates that would result in the issuance of Subscription Right Certificates evidencing fractional
Rights are to be rejected.

                       (b) Any Rights Holder desiring to exchange any Subscription Right Certificate or Certificates must make such requests in writing to the Subscription Agent and surrender the Subscription Right Certificate or Certificates to be exchanged to the Subscription Agent. Thereupon the Subscription Agent will deliver to the person entitled thereto a Subscription Right Certificate or Certificates, as the case may be, as so requested. In all cases of transfer by an attorney-in-fact, the original power of attorney, duly approved, or a copy thereof, duly certified, must be deposited and remain with the Subscription Agent. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority satisfactory to the Subscription Agent must be produced and may be required to be deposited and to remain with the Subscription Agent in its discretion. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any exchange of Subscription Right Certificates.

                       (c) Upon receipt by the Company and the Subscription Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Subscription Right Certificate, and, in case of loss, theft or destruction, of indemnity and/or security satisfactory to them, in their sole discretion, and reimbursement to the Company and the Subscription Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Subscription Right Certificate, if mutilated, the Subscription Agent will make and deliver a new Subscription Right Certificate of like tenor to the registered Rights Holder in lieu of the Subscription Right Certificate so lost, stolen, destroyed or mutilated. If required by the Company or the Subscription Agent, an indemnity bond must be sufficient in the judgment of each party to protect the Company, the Subscription Agent or any agent thereof from any loss which any of them may suffer if a lost, stolen, destroyed or mutilated Subscription Right Certificate is replaced.

                  Section 6. Subsequent Issue of Subscription Right Certificates. Subsequent to the original issuance of the Subscription Right Certificates, no Subscription Right Certificates will be issued except as provided herein.

                  Section 7. Exercise of Rights; Exercise Price; Expiration Date; Limitations.

                       (a) Subject to the possible reduction described in
Section 7(g) below, a Rights Holder may exercise Rights held by such Rights Holder by properly completing, signing and delivering the Subscription Right Certificate representing such Rights, with any required signature guarantees, together with payment in full of the Subscription Price for the aggregate number of Underlying Shares subscribed for pursuant to such Rights Holder's exercise of the Basic Subscription Privilege and the Oversubscription Privilege, before any proration or reduction with respect to the Oversubscription Privilege. Subscription Rights Certificates and payment of the Subscription Price must be received by the Subscription Agent before 5:00 p. m., Eastern Time, on ___________, 2001, or such later time and date to which the Rights may be extended by the Company at its option (the "Expiration Time") or, in relation to any particular Rights Holder, a date otherwise agreed to between the Company and the Subscription Agent. A Right will not be deemed exercised until the Subscription Agent receives both payment of the Subscription Price and a duly executed Subscription Right Certificate, unless otherwise agreed to by the Subscription Agent. A Rights Holder's Oversubscription Privilege must be exercised concurrently with such Rights Holder's Basic Subscription Privilege. Once a Rights Holder has exercised a Right, such exercise may not be revoked. The Rights will expire at the Expiration Time. The Company may notify the Subscription Agent either orally or in writing of any extension of the Expiration Time. If the Company gives an oral notice of an extension, it will confirm such extension in writing.

                       (b) Unless a Subscription Right Certificate (i) provides that the Underlying Shares to be issued pursuant to the exercise of Rights represented thereby are to be registered in the name of and delivered to the registered holder of such Subscription Right Certificate, or (ii) is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), signatures on such Subscription Right Certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15(a)(2)of the Securities Exchange Act of 1934, as amended.

                       (c) The Subscription Price will be payable in United States dollars (i) by certified check or bank draft drawn upon a United States bank payable to the order of The Chase Manhattan Bank, as escrow agent to the Company (the "Escrow Agent"), or (ii) by wire transfer of same day funds to the account of the Escrow Agent, as agent for the Company, maintained for such purpose at The Chase Manhattan Bank , ABA #___________, credit to (Subscriber's name), for further credit to CBNY Investment Services Corp. Rights Offering Account #_____________. The Subscription Price will be deemed to have been received by the Escrow Agent only upon
(i) receipt by the Escrow Agent of any certified check or bank draft drawn upon a United States bank, or (ii) receipt of collected funds in the Escrow Agent account's designated above, in payment of the Subscription Price.

                       (d) If a Subscription Right Certificate does not indicate the number of Underlying Shares subscribed for or if the Subscription Price payment forwarded to the Escrow Agent is insufficient to purchase the number of Underlying Shares subscribed for, the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Underlying Shares that may be subscribed for based on the Subscription Price delivered to the Subscription Agent and, to the extent that the payment delivered by such Rights Holder exceeds the aggregate Subscription Price with respect to the Basic Subscription Privilege, the Rights Holder will be deemed to have exercised the Oversubscription Privilege with respect to the maximum number of whole Underlying Shares that may be subscribed for with such excess amount. If a Rights Holder (other than a Qualified Financial Institution) exercises an Oversubscription Privilege without exercising its Basic Subscription Privilege in full, such Rights Holder will be deemed to have exercised such Basic Subscription Privilege to the fullest possible extent, and the Oversubscription Privilege will be deemed exercised only to the extent of payments received from such Rights Holder in excess of the aggregate Subscription Price applicable to such deemed Basic Subscription Privilege exercise.

                       (e) The Subscription Agent will instruct the Escrow Agent to pay to, credit to the account of, or otherwise transfer to the Company all funds received by the Subscription Agent in payment of the Subscription Price for Underlying Shares subscribed for pursuant to the Basic Subscription Privilege as soon as practicable following receipt thereof and of all related documents and upon satisfaction of the net capital requirements set forth in subsection (e)(2) of NASD Conduct Rule 2720.

                       (f) The Company will instruct the Escrow Agent that payment of the Subscription Price for Excess Underlying Shares subscribed for pursuant to the Oversubscription Privilege shall be held in a segregated account pending issuance of such Excess Underlying Shares and upon satisfaction of the net capital requirements set forth in subsection
(e)(2) of NASD Conduct Rule 2720. The Subscription Agent will instruct the Escrow Agent to pay to, credit to the account of, or otherwise transfer to the Company all funds received in payment of the Subscription Price pursuant to the Oversubscription Privilege, as soon as practicable following the Expiration Time and allocation of Excess Underlying Shares for purchase pursuant to the Oversubscription Privilege and upon satisfaction of the net capital requirements set forth in subsection (e)(2) of NASD Conduct Rule 2720.

                       (g) The Company may notify the Subscription Agent either orally or in writing that it will not issue shares of Company Common Stock to any Rights Holder who is required, in the Company's sole judgment and discretion, to obtain prior clearance, approval or nondisapproval from any state or federal regulatory authority (including blue sky qualification) to own or control such shares unless, prior to the Expiration Time, evidence of such clearance, approval or nondisapproval has been provided to the Company.

                   Section 8. Delivery of Stock Certificates; Refunds. The Subscription Agent will, on each business day commencing ________, 2001, until two business days immediately following the later of the Expiration Time, allocation of Excess Underlying Shares for purchase pursuant to the Oversubscription Privilege or receipt and satisfaction of all regulatory approvals and other conditions to the Merger Transaction and as requested by the Transfer Agent, furnish the Transfer Agent with such information as the Transfer Agent may reasonably require, and in such form as the Transfer Agent may reasonably request, to allow the Transfer Agent to issue certificates representing all Underlying Shares to be issued pursuant to the Basic Subscription Privileges and evidencing any Excess Underlying Shares purchased pursuant to Oversubscription Privileges. Unless the Subscription Right Certificate provides otherwise, certificates for Underlying Shares purchased pursuant to the exercise of Rights will be registered in the name of the Rights Holder exercising such Rights. Any refund, without interest, of the Subscription Price for Excess Underlying Shares subscribed for but not sold due to proration or otherwise will be mailed or delivered by the Subscription Agent to the Rights Holder to whom such refund is due as soon as practicable after the later of the later of the Expiration Time or the receipt and satisfaction of all regulatory approvals and other conditions to the Merger Transaction.

                  Section 9. Fractional Rights and Shares. No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights distributed to each Record Holder or beneficial owner holding through a Qualified Financial Institution that complies with the procedures set forth in Section 5(a) above will be rounded down to the next whole number. All questions as to the validity and eligibility of any rounding of fractional Rights (including, without limitation, in connection with the surrender by a Qualified Financial Institution of a Subscription Right Certificate, as set forth in Section 5(a) hereof) will be determined by the Company in its sole discretion, and its determination will be final and binding.

                   Section 10. Foreign and Certain Other Shareholders. Subscription Right Certificates will be mailed to Record Holders whose registered addresses are outside the United States and Canada or who have an APO or FPO address (collectively, "Foreign Record Holders"). To so exercise their Rights, Foreign Record Holders must deliver to the Subscription Agent their Subscription Rights Certificates and payment of the Subscription Price not later than the Expiration Time. If such Subscription Rights Certificates and Subscription Price have not been received by the Subscription Agent by such time, the rights will expire and become worthless.

                   Section 11. Amendments and Waivers; Termination.

                       (a) The Company reserves the right to extend the Expiration Time, and to amend the terms and conditions of the Rights Offering, whether the amended terms are more or less favorable to Rights Holders.

                       (b) All questions as to the validity, form, eligibility (including time of receipt and record ownership) and acceptance of any exercise of Rights will be determined by the Company, in its sole discretion, and the Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Rights Offering or is not in proper form, or if the acceptance thereof or the issuance of Underlying Shares pursuant thereto could be deemed unlawful. The Company also reserves the right to waive any deficiency or irregularity (including, without limitation, any deficiency with respect to time of receipt of a Subscription Right Certificate or the Subscription Price for all Underlying Shares subscribed for pursuant thereto) or to permit a defect or irregularity to be corrected within such time as it may determine. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Right Certificates or incur any liability for failure to give such notification.

                       (c) The Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, President or Chief Executive Officer, any Vice President (including any Senior or Executive Vice President), the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company, or any other person designated by any of them, and to apply to such officers for advice or instructions in connection with its duties, and it will not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer.

                  Section 12. Reports. The Subscription Agent will notify the Company and their designated representatives by telephone each business day during the period commencing on ________, 2001, and ending at the Expiration Time, which notice will thereafter be confirmed in writing, of
(i) the number of Rights exercised each day, (ii) the number of Underlying Shares subscribed for pursuant to the Basic Subscription Privilege each day and the number of such shares for which payment has been received, (iii) the number of Underlying Shares subscribed for pursuant to the Oversubscription Privilege each day and the number of such Underlying Shares for which payment has been received, (iv) the number of Rights for which defective Subscription Right Certificates have been received each day, (v) the number of requests from Qualified Financial Institutions holding Rights on behalf of more than one beneficial holder to effect an exchange of a Subscription Right Certificate or Certificates so as to obtain additional Rights to which such beneficial holders are entitled, as set forth in Section 5(a), above, and the increase in the number of Rights that would result from such exchange, and (vi) cumulative totals with respect to the information set forth in each of the clauses (i) through (v) above. At or before 5:00 p.m., Eastern time, on the second business day following the Expiration Time, the Subscription Agent will certify in writing to the Company the cumulative totals through the Expiration Time with respect to the information set forth in clauses (i) through (iv) above. The Subscription Agent also will maintain and update a listing of Rights Holders who have fully or partially exercised their Rights and Rights Holders who have not exercised their Rights. The Subscription Agent will provide the Company and its designated representatives with the information compiled pursuant to this Section 12 and any Subscription Right Certificates or other documents or date from which such information derived, as any of them may request.

                  Section 13. Payment of Taxes. The Company will pay when due all document, stamp and other taxes, if any, that may be payable with respect to the issuance or delivery of any Rights or the issuance of any Underlying Shares upon the exercise of Rights; provided, however, that the Company will not be liable for any tax arising out of any transaction that results in, or is deemed to constitute, an exchange of Rights or Underlying Shares or a constructive dividend with respect to the Rights or Underlying Shares. Except as provided above, all transfer and other taxes incurred in connection with the exercise of Rights will be for the account of the transferor of the Rights, and no such taxes will be paid by the Company or the Subscription Agent. If any transfer tax is imposed for any reason other than the issuance of Underlying Shares to a Rights Holder upon exercise of Rights by such Rights Holder, the amount of any such transfer taxes (whether imposed on such Rights Holder or any other person) will be payable by such person and the Subscription Agent will be entitled to refuse to implement such exercise or other requested action unless it is furnished with proof satisfactory to it of the payment of such transfer taxes by such Rights Holder or other person.

                  Section 14. Cancellation and Destruction of Subscription Rights Certificates. All Subscription Right Certificates surrendered for the purpose of exercise, exchange, substitution or transfer will be canceled by the Subscription Agent, and no Subscription Right Certificates will be issued in lieu thereof, except as expressly permitted by this Agreement. The Company will deliver to the Subscription Agent for cancellation and retirement, and the Subscription Agent will so cancel and retire, any Subscription Right Certificates purchased or acquired by the Company otherwise than upon the exercise thereof. The Subscription Agent will either deliver all canceled Subscription Right Certificates to the Company or, at the written request of the Company, destroy such canceled Subscription Right Certificates, and in such case will deliver a certificate of destruction thereof to the Company.

                  Section 15. Fees of the Subscription Agent; Indemnification.

                       (a) The Company shall pay to the Subscription Agent compensation in accordance with the fee schedule attached hereto as Exhibit C for all services rendered by it hereunder and, from time to time, its reasonable expenses and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder, up to a maximum amount of $_______.

                       (b) The Company shall indemnify and hold the Subscription Agent and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (the Subscription Agent and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Rights Offering or the engagement of the Subscription Agent pursuant to, or the performance by the Subscription Agent of the services contemplated by, this agreement, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct or bad faith of the Subscription Agent.

                       (c) The Subscription Agent will be protected and will incur no liability for or with respect to any action taken, suffered or omitted by it without negligence and in good faith in connection with its administration of this Agreement in reliance upon any Subscription Right Certificate, instrument of assignment or transfer, power of attorney, endorsement, affidavit letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.

                       (d) Anything in this Agreement to the contrary notwithstanding, in no event will the Subscription Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Subscription Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                  Section 16. Merger or Consolidation of Subscription Agent. Any corporation into which the Subscription Agent or any successor Subscription Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Subscription Agent or any successor Subscription Agent may be a party, or any corporation succeeding to the business of the Subscription Agent or any successor Subscription Agent, will be the successor to the Subscription Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

                  Section 17. Concerning the Subscription Agent. The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

                       (a) The Subscription Agent may consult with legal counsel acceptable to the Company (who may be, but is not required to be, legal counsel for the Company), and the opinion of such counsel will be full and complete authorization and protection to the Subscription Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

                       (b) Whenever in the performance of its duties under this Agreement the Subscription Agent may deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, President or Chief Executive Officer, any Vice President (including any Senior or Executive Vice President), the Treasurer or any Assistant Treasurer, or the Secretary of the Company and delivered to the Subscription Agent, and such certificate will be full authorization to the Subscription Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

                       (c) The Subscription Agent will have no
responsibility with respect to the validity of this Agreement or the execution and delivery hereof (except the due execution by the Subscription Agent, and the enforceability of, this agreement on the Subscription Agent), or with respect to the validity or execution of any Subscription Right Certificate.

                       (d) Nothing herein precludes the Subscription Agent from acting in any other capacity for the Company, Commercial Bank of New York or any of their affiliates.

                       (e) The Subscription Agent is not obligated to, and will not, make any recommendation, either directly or indirectly, regarding the advisability of exercising the Rights or any aspect of the Rights Offering. If any such advice is requested, the Subscription Agent may respond that such person should consult his or her own investment advisor or broker.

                  Section 18.  Certificate Tax Matters.

                       (a) The Company shall instruct and ensure that the Escrow Agent complies with the information reporting and backup withholding requirements of the Internal Revenue Code of 1986, as amended (the "Code"), including, without limitation, where appropriate, on a timely basis, filing with the Internal Revenue Service and furnishing to Rights Holders duly completed Forms 1099B. The Escrow Agent also will collect and duly preserve Forms W-8 and W-9 and other forms or information necessary to comply with the backup withholding requirement of the Code.

                       (b) The Company shall instruct, and ensure that, the Escrow Agent withhold from payments made to Rights Holders amounts sufficient to comply with the backup withholding requirements of the Code.

                  Section 19. Notices to the Company, Rights Holders and Subscription Agent. All notices and other communication provided for or permitted hereunder are to be made by hand delivery, prepaid first class mail or facsimile:

                        (a)   If to the Company, to:
                              CBNY Investment Services Corp.
                              320 Park Avenue
                              New York, New York 10022-6893
                              Fax: (212) 610-4730

                              Attention: David J. Linton
                              Financial Operations Principal and Treasurer

                        (b)   If to the Subscription Agent:
                              Sandler O'Neill & Partners, L.P.
                              Shareholder Services Division
                              Two World Trade Center, 104th Floor
                              New York, New York  1004
                              Fax: (212) 466-7711

                              Attention: Catherine A. Lawton
                                         General Counsel

                        (c) If to a Rights Holder, to the address shown on the registry books of the Company.

                  All such notices and communications will be deemed to have been duly given when delivered by hand, if personally delivered; two business days after being deposited in the mail, postage, prepaid, if mailed as aforesaid; and when receipt is acknowledged if sent by facsimile.

                  Section 20. Supplements and Amendments. The Company and the Subscription Agent may from time to time supplement or amend this Agreement without the approval of any Rights Holders.

                  Section 21. Successors. All the covenants and provisions of the Agreement by or for the benefit of the Company or the Subscription Agent will bind and inure to the benefit of their respective successors and assigns hereunder.

                  Section 22. Termination. This Agreement will terminate at 5:00 p.m., Eastern time, on the thirtieth day following the Expiration Time.

                  Section 23. Governing Law. This Agreement will be deemed to be a contract made under the laws of the State of New York and for all purposes is to be construed in accordance with the internal laws of said State.

                  Section 24. Benefits of This Agreement. Nothing in this Agreement is to be construed to give to any person or corporation other than the Company and the Subscription Agent any legal or equitable right, remedy or claim under this Agreement. This Agreement is for the sole and exclusive benefit of the Company and the Subscription Agent.

                  Section 25. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

                  Section 26. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not control or affect the meaning or construction of any of the provisions hereof.

(Signature page follows)




IN WITNESS WHEREOF, each of the parties hereto has caused the Agreement to be duly executed as of the date first above written.

CBNY INVESTMENT SERVICES CORP.
     a New York corporation


By:___________________________________

Name: ________________________________

Its: _________________________________




SANDLER O'NEILL SHAREHOLDER SERVICES
  a division of Sandler O'Neill & Partners, L.P.

By: Sandler O'Neill & Partners Corp.,
    the sole general partner


By:___________________________________

Name: ________________________________

Its: _________________________________




                                 EXHIBIT A

                  FORM OF SUBSCRIPTION RIGHTS CERTIFICATES





                                 EXHIBIT B

                    FORM OF INSTRUCTIONS FOR USE OF CBNY
               INVESTMENT SERVICES CORP. RIGHTS CERTIFICATES





                                 EXHIBIT C

                                FEE SCHEDULE